Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS RECORD FINANCIAL RESULTS FOR FIRST QUARTER OF

FISCAL 2006 AND PROVIDES EARNINGS GUIDANCE

FOR THE SECOND QUARTER

Strong performance in wireless telecommunications market contributes to continued growth.

Anaheim, CA, February 2, 2006 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal first quarter ended December 31, 2005, increased by 66 percent to $139.7 million from $84.4 million for the first quarter of fiscal 2005. Net income for the fiscal first quarter of 2006 increased 82 percent to $17.3 million, or $0.69 per diluted share, compared to $9.5 million, or $0.38 per diluted share, for the same period in fiscal 2005.

According to Phil Harding, M-Flex’s chief executive officer, the company’s continued strong performance during the first quarter of fiscal 2006 resulted from significant growth in revenues from the wireless telecommunications sector of its business, driven by an exceptionally strong increase in sales to its largest customer, which increased approximately 82.7 percent compared to the same period in fiscal 2005. In comparison, sales to all customers other than the company’s largest customer were relatively flat compared to the same period in fiscal 2005. The company’s gross margins for the first fiscal quarter were approximately 23.9 percent, primarily as a result of the leveraging of its fixed costs on the unusually strong wireless communications sales during the quarter. Going forward the company maintains its previous guidance that gross margins are expected to be in the 18-22 percent range.

“The overall strength of the wireless sector and market demand for the products of our largest customer were the major contributors to our stronger than expected growth during the quarter. Two other leading handset manufacturers have progressed beyond prototyping and pre-production and are now in the early stages of volume production. These new handset customers are expected to ramp up gradually during the next six months. One of these customers for whom we have added new programs over the past several months is expected to reach nearly 10 percent of our quarterly revenue in the second half of calendar 2006,” he said.

The company’s expansion of its manufacturing capacity in Suzhou, China, is well underway, Harding said, with the 200,000 sq. ft. of additional space expected to be operational in M-Flex’ first quarter of fiscal 2007. “With this expansion, the company’s manufacturing facilities will total approximately 700,000 sq. ft., and we believe will make it possible for us to continue to meet the needs of electronics manufacturers as they respond to customer demand for smaller, smarter mobile devices,” Harding said.

As a result of the company’s ongoing research and development efforts, camera module samples from M-Flex’s subsidiary, Aurora Optical, have been completed and submitted for review to manufacturers as they evaluate innovative solutions for improving the digital imaging quality of miniaturized cameras and the pictures that can be taken with cell phones and other electronics products. M-Flex’s goal is to capture a portion of the emerging camera phone market, which is expected to reach over 600 million shipments in 2007.

In addition, the company’s work with Mobility Electronics to convert the printed circuit board in Mobility’s universal power adapter for mobile devices to a new M-Flex solution is moving forward. M-Flex’s patented technology for embedding magnetics into printed circuit boards is expected to make it possible to reduce the size of the circuitry of power adapters and increase the packaging density of products such as chargers for mobile devices, including cell phones and laptop computers.

While the company expects to begin production in mid-2006 of the camera modules as well as the power adapters for mobile devices, these product categories are expected to make only a nominal contribution to revenue in fiscal 2006.

In accordance with the company’s policy to provide earnings guidance for the upcoming quarter with the reporting of its quarterly financial results, Harding said that M-Flex expects its net sales for the second quarter ending March 31, 2006, to range between $120 million and $132 million and net income for the same period of between $11.0 million and $13.0 million.

“Although our second fiscal quarter results are usually lower than the first quarter due to the seasonality of sales of electronic products,” Harding said, “this guidance is in line with our expectations for the seasonality and represents an anticipated increase in net sales of up to 71 percent and net income of up to 65 percent over the second quarter of fiscal 2005.”

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time today to review its financial results for the first quarter of fiscal 2006 and its earnings guidance for the second quarter. The dial-in number for the call in North America is 877-502-9273 and 913-981-5582 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on February 2, 2006. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 4246849.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices and portable bar code scanners. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins, trends in, and the company’s focus on, flex circuitry and the complexity of assemblies, the company’s diversification efforts, current and upcoming programs and product mix and the material content of such programs, trends in the approaches and demands of the company’s customers, growth and expansion of the company’s facilities, business and markets, including in the non-wireless telecommunications sector, the growth of sales to the company’s customers and the relative size of each customer to the Company, the company’s manufacturing capabilities, market opportunities, the company’s relationship and opportunities with its current and new customers, the results of the company’s research and development efforts, the release of the company’s camera cell phone modules and power adapter products, the benefits of the company’s strategies and acquisitions, the competitive advantages of the company and its customers, the development of and applications for new technology, expected tax rates, and the results of audits of the company in China and the United States. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “will,” “plan,” “expect,” “estimate,” “aim,” or similar words. For all of the foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2005. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended December 31,
	2005	2004
Net sales	$139,733	$84,412
Cost of sales	106,361	64,569

Gross profit	33,372	19,843

Operating expenses:
Research and development	460	180
Sales and marketing	2,447	2,166
General and administrative	5,329	3,651

Total operating expenses	8,236	5,997

Operating income	25,136	13,846
Interest (income) / expense, net	(281)	(70)
Other (income) / expense, net	(41)	29

Income before provision for income taxes	25,458	13,887
Provision for income taxes	(8,126)	(4,417)

Net income	$17,332	$9,470

Net income per share:
Basic	$0.72	$0.41
Diluted	$0.69	$0.38
Shares used in computing net income per share:
Basic	24,207,081	23,265,769
Diluted	25,199,873	24,975,758

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2005	September 30, 2005
Cash and cash equivalents	$80,710	$56,351
Accounts receivable, net	76,031	71,488
Inventories	48,728	44,975
Other current assets	5,044	4,768

Total current assets	210,513	177,582
Property, plant and equipment	78,140	73,652
Other assets	6,724	8,366

Total assets	$295,377	$259,600

Accounts payable	$69,538	$57,970
Other current liabilities	17,011	11,486
Other liabilities	1,079	1,103
Stockholders’ equity	207,749	189,041

Total liabilities and stockholders’ equity	$295,377	$259,600